Exhibit 23.1

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-275218 and 333-276406) on Form S-1 and (No. 333-271566) on Form S-4, and in the registration statement filed on February 9, 2024 on Form S-8 of our report dated March 29, 2024, with respect to the consolidated financial statements of Spectral AI, Inc.

Dallas, Texas
March 29, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.